Silver Bay Realty Trust Corp. Names Thomas Brock Chief Executive Officer

NEW YORK, June 21, 2016 - Silver Bay Realty Trust Corp. (NYSE: SBY) today announced that its board of directors had appointed Thomas W. Brock as President and Chief Executive Officer. Mr. Brock has served as Interim President and Chief Executive Officer of Silver Bay since January 19, 2016, and joined the company's board in connection with its initial public offering in December 2012.

“Tom Brock brings extensive business leadership and executive management experience as well as a deep knowledge of our company to his role as President and CEO,” said Irvin Kessler, Chair of the company’s board of directors. “We conducted a thorough search and chose Tom to lead Silver Bay forward. Under Tom’s leadership as Interim President and Chief Executive Officer, Silver Bay has demonstrated continued progress in driving increased cash flows with an intense focus on operational excellence. Tom has demonstrated he is the right person to guide Silver Bay, and we could not be more pleased to appoint a person of his caliber to lead the company.”

“Over the past five months, I have enjoyed working closely with our executive team touring our properties across many of our markets and gaining a deeper appreciation for Silver Bay’s operations as well as opportunities in the industry,” said Mr. Brock. “Silver Bay has an exceptional real estate asset base, an outstanding operating platform, an experienced team and a commitment to being a best-in-class operator. I am thrilled to have the opportunity to lead this organization as we continue to execute on our priorities of improved operational efficiencies and increased cash flow generation.”

Thomas W. Brock Biography

Mr. Brock has served as Silver Bay’s Interim President and Chief Executive Officer and member of the Board since January 19, 2016. Prior to that time he served on Silver Bay’s Board as Lead Independent Director and Chair of the Compensation Committee since its initial public offering in December 2012. From 2006 until the end of 2012, Mr. Brock was the Chief Executive Officer of Stone Harbor Investment Partners, a fixed income investment manager focused on credit and multi-sector allocation strategies and, in that role, served as a trustee of a Stone Harbor’s closed-end fund and five Stone Harbor’s open-end funds. Mr. Brock currently serves as a director of Liberty All-Star Growth Fund, Inc. and as a trustee of Liberty All-Star Equity Fund, each a closed end fund, and has served in those roles since 2005. Mr. Brock currently serves as an independent trustee of EQ Advisors Trust and has served in this role since January 1, 2016. Prior to joining Stone Harbor Investment Partners, Mr. Brock was an adjunct professor of Finance at Columbia University Graduate School of Management from 1998 to 2005, where he taught courses relating to money management and investment banking. From 1974 to 1998, Mr. Brock held various positions with Salomon Brothers Inc., including Chief Executive Officer of Salomon Brothers Asset Management, Chief Administrative Officer, and Director of Global Research. Mr. Brock received an M.B.A. from Northwestern University Kellogg School of Management and a B.S. from Miami University.

Silver Bay Realty Trust Corp.

Silver Bay Realty Trust Corp. is an internally managed Maryland corporation focused on the acquisition, renovation, leasing and management of single-family properties for rental income and long-term capital appreciation. Silver Bay owns single-family properties in Arizona, California, Florida, Georgia, Nevada, North Carolina, Ohio and Texas. Silver Bay has elected to be taxed as a REIT for U.S. federal tax purposes. Additional information can also be found on the company’s website: www.silverbayrealtytrustcorp.com.

Additional Information

Stockholders of Silver Bay, and other interested persons, may find additional information regarding Silver Bay at the SEC's Internet site at www.sec.gov or by directing requests to: Silver Bay Realty Trust Corp., Attn: Investor Relations, 3300 Fernbrook Lane North, Suite 210, Plymouth, MN 55447, telephone (952) 358-4400.

Contact

Christine Battist, Chief Financial Officer, Silver Bay Realty Trust Corp., investors@silverbaymgmt.com, 952-358-4400.